Registration Statement No. 333-156118

Filed pursuant to Rule 424(b)(3)

Amendment dated March 9, 2010 to

Pricing Supplements No. 32, 33, 35 and 37, dated January 30, 2009 to Prospectus Supplement and Prospectus each dated December 15, 2008 relating to the Aktiebolaget Svensk Exportkredit (Swedish Export Credit Corporation) Medium-Term Note Program

ELEMENTSSM

Linked to the Rogers International Commodity Index®

—Total ReturnSM

Due October 24, 2022

The following issuances occurred between February 10, 2010 and March 9, 2010:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$2,000,000	75.831%	$1,516,620	March 10, 2010
$2,000,000	75.826%	$1,516,520	March 8, 2010
$2,000,000	74.373%	$1,487,460	March 3, 2010
$5,000,000	75.544%	$3,777,200	March 2, 2010
$5,000,000	74.929%	$3,746,450	February 23, 2010
$2,000,000	72.822%	$1,456,440	February 19, 2010
$3,000,000	73.397%	$2,201,910	February 18, 2010
$3,000,000	73.397%	$2,201,910	February 18, 2010
$2,000,000	71.577%	$1,431,540	February 10, 2010

Linked to the Rogers International Commodity Index®

—Agriculture Total ReturnSM

Due October 24, 2022

The following issuances occurred between February 10, 2010 and March 9, 2010:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$3,000,000	74.475%	$2,234,250	February 19, 2010

Linked to the Rogers International Commodity Index®

—Energy Total ReturnSM

Due October 24, 2022

The following issuances occurred between February 10, 2010 and March 9, 2010:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$5,000,000	61.725%	$3,086,250	March 8, 2010

Linked to the MLCX Grains Index®

—Total ReturnSM

Due February 13, 2023

The following issuances occurred between February 10, 2010 and March 9, 2010:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$2,000,000	49.637%	$992,740	February 11, 2010

UPDATED CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount Registered	Aggregate Price Per Unit	Aggregate Offering Price	Amount of Registration Fee
Notes offered as described above	$36,000,000	71.248%	$25,649,290	$1,828.79 (1)

(1)           The registration fee is calculated in accordance with Rule 457(r) under the Securities Act.  As of the filing of this pricing supplement, there are unused registration fees of $6,724.82 that have been paid in respect of the securities covered by pricing supplements Nos. 32, 33, 34, 35, 36, 37 and 38 under the registration statement on Form F-3 (No. 333-156118) of which these pricing supplements are a part. After giving effect to the registration fee for these offerings, $4,896.03 remains available for future offerings for such pricing supplements described above.